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FORM 5

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility  Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

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                                                      OMB APPROVAL
                                         OMB Number                 3235-0362
                                         Expires           September 30, 1998
                                         Estimated average burden
                                         hours per response...............1.0
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       CHECK THIS BOX IF NO LONGER SUBJECT TO
 [ ]   SECTION 16. FORM 4 OR FORM 5 OBLI-
       GATIONS MAY CONTINUE.  SEE INSTRUCTION 1(B).

 [ ]   FORM 3 HOLDINGS REPORTED

 [ ]   FORM 4 TRANSACTIONS REPORTED

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1.  Name and Address of              2. Issuer Name AND Ticker or Trading Symbol   6.  Relationship of Reporting
    Reporting Person*                                                                  Person to Issuer
                                                                                       (Check  all applicable)

                                                                                    X  Director            10% Owner
                                                                                   ---                 ---
     Bracewell, Joseph S.                 Century Bancshares, Inc  (CTRY)
                                                                                    X  Officer (give       Other (specify
                                                                                   ---         title   ---       below)
                                                                                               below)

                                                                                         Chairman,President,CEO
                                                                               -----------------------------------------------------
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(Last)     (First)     (Middle)      3. IRS or Social Security    4. Statement for Month/Year
                                        Number of Reporting
    1275 Pennsylvania Avenue, N.W.      Person (Voluntary)        December, 1998
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          (Street)                                                5. If Amendment, Date of     7.  Individual or Joint/
                                                                     Original (Month/Year)         Group Filing
                                                                                                   (check applicable line)
Washington      DC       20004                                                                 X   Form Filed by One
                                                                                              ---  Reporting Person


                                                                                                   Form Filed by
                                                                                              ---  More than One
                                                                                                   Reporting Person

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 (City)    (State)   (Zip)
                            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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 1. Title of Security       2. Trans-    3. Trans-   4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                 action       action      or Disposed of (D)          Securities       ship          of In-
                               Date         Code        (Instr. 3, 4 and 5)         Beneficially     Form:         direct
                                            (Instr.                                 Owned at         Direct        Bene-
                              (Month/       8)                                      End of           (D) or        ficial
                               Day/                                                 Issuer's         Indirect      Owner-
                               Year)                                                Fiscal Year      (I)           ship
                                                                                    (Instr. 3        (Instr. 4)    (Instr. 4)
                                                                                     and 4)
                                                       ---------------------------
                                                                  (A) or
                                                       Amount     (D)      Price

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 Common Stock                  12/19/97    G (Gift to  25 shares      D              35,475               D
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                                           Non-related
                                           Party)
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                                                                                     36,108               I         By 401(k) Plan
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                                                                                      6,758               I         By IRA/Keough
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                                                                                      1,150               I         By Son
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                                                                                      1,150               I         By Son
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                                                                                     22,004               I         By Trust
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

*If the form is filed by more than one reporting person, see instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (Over)
                                                                 SEC 2270 (7-96)
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OWNED
                               FORM 5 (CONTINUED)

   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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 1. Title of Derivative  2. Conver-   3. Trans-  4. Transac-   5. Number of Deriv-   6. Date Exer-         7. Title and Amount of
    Security                sion or      action     tion          ative Securities      cisable and Ex-       Underlying
    (Instr. 3)              Exercise     Date       (Instr. 8)    Acquired (A) or       piration Date         Securities
                            Price of     (Month/                  Disposed of (D)       (Month/Day/           (Instr. 3 and 4)
                            Deriv-       Day/                     (Instr. 3, 4 and 5)   Year)
                            ative        Year)
                            Security





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                                                                                 Date      Expira-                  Amount or
                                                                                 Exer-     tion         Title       Number of
                                                                                 cisable   Date                       Shares
                                                      --------------------
                                                          (A)        (D)
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Warrant to Buy                                                                   11/15/96  11/16/98 (1)  Common Stock      786
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Warrant to Buy                                                                   11/15/96  11/16/98 (1)  Common Stock      786
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Warrant to Buy                                                                   11/15/96  11/16/98 (1)  Common Stock   22,004
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Option to Buy                                                                       (2)      5/1/98      Common Stock    4,523
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Option to Buy                                                                       (3)      2/1/00      Common Stock   14,751
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Option to Buy                                                                       (4)      5/18/01     Common Stock    1,770
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Option to Buy                                                                       (5)      5/17/02     Common Stock    1,685
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Option to Buy                                                                       (6)      5/21/06     Common Stock    2,872
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Option to Buy                                                                       (7)       6/6/07     Common Stock    4,000
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

                      8. Price      9. Number      10.        11. Na-
                         of            of Deriv-   Owner-         ture
                         Deriv-        ative       ship of        of
                         ative         Secur-      De-            In-
                         Secur-        ities       rivative       direct
                         ity           Bene-       Secu-          Bene-
                         (Instr.       ficially    rity:          ficial
                         5)            Owned       Direct         Own-
                                       at End      (D) or         ership
                                       of          Indi-          (Instr. 4)
                                       Year        rect
                                       (Instr.4)   (Instr. 4)






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                         $5.12           786          I         By Son
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                         $5.12           786          I         By Son
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                         $5.12        22,004          I         By Trust
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                         $1.54        4,523           D
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                         $2.69        14,751          D
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                         $4.03         1,770          D
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                         $5.12         1,685          D
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                         $5.71         2,872          D
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                         $6.88         4,000          D
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
Explanation of Responses:

(1) This issuer has the option, on and after November 14, 1997, to repurchase the Warrants at a price equal to $.26 per Warrant.
(2) Granted May 1, 1991 with 25% of the original grant vesting after each of 6, 18, 30, and 42 months of continued service.
(3) Granted May 18, 1994 with 25% of the original grant vesting immediately and the remaining 75% vesting in equal annual increments beginning August 1, 1994.
(4) Granted May 18, 1994 with 25% of the original grant vesting after each of 6, 18, 30, and 42 months of continued service.
(5) Granted May 17,1995 with 25% of the original grant vesting after each of 6, 18, 30, and 42 months of continued service.
(6) Granted May 21, 1996 with 25% of the original grant vesting after each of 6, 18, 30, and 42 months of continued service.
(7) Granted June 6, 1997 with 25% of the original grant vesting after each of 6, 18, 30, and 42 months of continued service.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                 /S/ Joseph S. Bracewell          2/17/98
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                                 **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.
    If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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